Exhibit 99.1

May 17, 2017	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports First Quarter Fiscal 2017 Results

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the first quarter ended April 29, 2017.

Highlights

•	Total sales decreased 5.2 percent and comparable store sales decreased 7.6 percent

•	Diluted earnings per share of $0.08 compared to $0.29 in 2016

•	Solidifying financial position by suspending quarterly dividend and reducing capital expenditures

Net income for the first quarter was $3.7 million or $0.08 per diluted share compared to net income of $13.3 million or $0.29 per diluted share in 2016. Income tax expense for the first quarter of 2017 includes $1.1 million ($0.02 per diluted share) higher expense related to the new accounting standard on stock compensation.

“We continue to experience softer than planned store traffic and sales. As a result, markdowns were significantly higher for the quarter despite our focus on inventory management. Given the uncertain retail environment, we are being more conservative planning fall, keeping a higher percentage of our buying in reserve to opportunistically take advantage of any sales upside. We expect to see additional inventory reductions as the year progresses,” said Hunt Hawkins, Chief Executive Officer.

“Until we gain improved visibility during this period of weak retail apparel sales, we believe it is important to implement measures to maximize free cash flow to improve our financial position. In that regard, we have decided to suspend our quarterly dividend and significantly reduce our planned capital expenditures.”

Sales

Total sales for the first quarter of 2017 were $337.3 million compared to $355.7 million in 2016. Comparable store sales decreased 7.6 percent primarily due to lower traffic. Ecommerce sales were up 38 percent over last year’s first quarter.

Gross Profit

Gross profit for the first quarter of 2017 was $95.6 million or 28.3 percent of sales compared to $108.9 million or 30.6 percent of sales in 2016. The lower gross profit rate for the quarter reflects higher markdowns and higher occupancy costs that negatively leverage on lower sales.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses for the first quarter of 2017 were $85.5 million compared to $86.5 million in 2016. SG&A expenses were lower this year as a result of operating savings and lower expense for legal settlements that more than offset higher operating expenses from new stores.

Balance Sheet

Inventories were $322 million at the end of the first quarter of 2017 compared to $317 million at the same time last year. Average inventories per store were down 2.1 percent to last year.

Borrowings under our credit facilities were $157 million and unused availability was $94 million at the end of the first quarter. At the end of the first quarter last year, borrowings were $149 million and unused availability was $113 million.

Cash Flows

Cash provided by operating activities was $40.2 million for the first quarter of 2017 compared to $60.3 million for the first quarter of 2016.

Capital expenditures totaled $7.2 million for the first quarter of 2017 compared to $11.3 million in 2016. Planned capital expenditures for fiscal 2017 have been decreased to approximately $24 million or $21 million net of tenant improvement allowances. Capital expenditures were $42 million or $36 million net of tenant improvement allowances in fiscal 2016.

Suspending the $0.075 quarterly dividend will free up approximately $14 million of cash to apply against debt on an annual basis.

Store Activity

We had 292 stores at the end of the first quarter compared to 283 at the end of the first quarter last year. We opened five new stores and closed three stores during the quarter. We are now expecting to open a total of 10 new stores and close seven stores in 2017.

Updated 2017 Outlook

We have updated our full year 2017 outlook as follows:

•	We continue to expect our total sales to be at least four percent above our comparable store sales for the year due to net new stores and this year’s additional 53rd week.

•	We now expect our gross profit rate will be about the same as the fiscal 2016 rate. This is significantly less than previously estimated primarily due to higher first and second quarter markdowns to reduce inventories for the remainder of the year.

•	We are forecasting SG&A expenses to increase only $5 million this year instead of the $15 million previously estimated due to additional operating savings and eliminating most incentive compensation.

•	Future quarters’ effective tax rate will be higher than the 38.0 percent previously estimated due to the impact of permanent items on lower anticipated earnings.

•	If first quarter sales trends continue into the second quarter, we estimate that our loss per share will be in the range of $0.20 to $0.25 for the second quarter.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended April 29, 2017 with the Securities and Exchange Commission (SEC), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s first quarter 2017 results will be held at 4:30 p.m. ET on May 17, 2017. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through May 31, 2017.

Investor Presentation

Stein Mart’s first quarter 2017 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. is a national specialty and off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 292 stores across 31 states. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: consumer sensitivity to economic conditions, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, dividend impact on stock price, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

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Stein Mart, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended
	April 29, 2017	April 30, 2016
Net sales	$337,335	$355,712
Cost of merchandise sold	241,779	246,820

Gross profit	95,556	108,892
Selling, general and administrative expenses	85,494	86,474

Operating income	10,062	22,418
Interest expense, net	1,139	966

Income before income taxes	8,923	21,452
Income tax expense	5,223	8,141

Net income	$3,700	$13,311

Net income per share:
Basic	$0.08	$0.29

Diluted	$0.08	$0.29

Weighted-average shares outstanding:
Basic	46,165	45,595

Diluted	46,171	46,275

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	April 29, 2017	January 28, 2017	April 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$15,554	$10,604	$16,317
Inventories	322,030	291,110	316,897
Prepaid expenses and other current assets	24,161	30,249	22,676

Total current assets	361,745	331,963	355,890
Property and equipment, net	164,012	165,542	166,261
Other assets	28,692	30,344	30,141

Total assets	$554,449	$527,849	$552,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$162,208	$114,419	$152,807
Current portion of debt	8,333	10,000	10,000
Accrued expenses and other current liabilities	71,360	72,772	75,385

Total current liabilities	241,901	197,191	238,192
Long-term debt	149,119	171,792	138,960
Deferred rent	42,509	41,774	41,667
Other liabilities	49,128	46,832	45,738

Total liabilities	482,657	457,589	464,557

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock – $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock – $.01 par value; 100,000,000 shares authorized; 47,181,498, 47,018,942 and 46,372,908 shares issued and outstanding, respectively	472	470	464
Additional paid-in capital	51,557	50,241	44,370
Retained earnings	20,059	19,853	43,175
Accumulated other comprehensive loss	(296)	(304)	(274)

Total shareholders’ equity	71,792	70,260	87,735

Total liabilities and shareholders’ equity	$554,449	$527,849	$552,292

Stein Mart, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

	13 Weeks Ended April 29, 2017	13 Weeks Ended April 30, 2016
Cash flows from operating activities:
Net income	$3,700	$13,311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,085	7,660
Share-based compensation	1,523	1,590
Store closing charges	286	—
Impairment of property and other assets	31	—
Loss on disposal of property and equipment	232	9
Deferred income taxes	4,858	197
Tax expense from equity issuances	—	(145)
Excess tax benefits from share-based compensation	—	(5)
Changes in assets and liabilities:
Inventories	(30,920)	(23,289)
Prepaid expenses and other current assets	6,088	(4,090)
Other assets	1,279	(909)
Accounts payable	47,924	46,501
Accrued expenses and other current liabilities	(1,550)	4,801
Other liabilities	(1,355)	14,635

Net cash provided by operating activities	40,181	60,266

Cash flows from investing activity:
Net acquisition of property and equipment	(7,182)	(11,271)

Net cash used in investing activity	(7,182)	(11,271)

Cash flows from financing activities:
Proceeds from borrowings	108,911	80,855
Repayments of debt	(133,261)	(122,055)
Cash dividends paid	(3,494)	(3,443)
Excess tax benefits from share-based compensation	—	5
Proceeds from exercise of stock options and other	—	1,073
Repurchase of common stock	(205)	(943)

Net cash used in financing activities	(28,049)	(44,508)

Net increase in cash and cash equivalents	4,950	4,487
Cash and cash equivalents at beginning of year	10,604	11,830

Cash and cash equivalents at end of period	$15,554	$16,317

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA:

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following table shows the Company’s reconciliation of Net Income to EBITDA and Adjusted EBITDA which are considered Non-GAAP financial measures. Adjustments to EBITDA include non-cash items (impairment charges), significant non-recurring unusual items (legal settlements) and new stores investments (pre-opening costs).

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited (in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	April 29, 2017	April 30, 2016
Net income	$3,700	$13,311
Add back amounts for computation of EBITDA:
Interest expense, net	1,139	966
Income tax expense	5,223	8,141
Depreciation and amortization	8,085	7,660

EBITDA	18,147	30,078

Adjustments:
Expense related to legal settlements	25	1,425
Non-cash impairment charges	31	1
New store pre-opening costs	1,131	1,126

Total adjustments	1,187	2,552

Adjusted EBITDA	$19,334	$32,630